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Exhibit 8.1

[Baker Botts L.L.P. Letterhead]

[Form of Tax Matters Opinion]

December    , 2007

XShares Advisors LLC,
    as Sponsor of AirShares™ EU Carbon Allowances Fund
420 Lexington Avenue
New York, New York 10005

                        Re: AirShares™ EU Carbon Allowances Fund

Registration Statement on Form S-1

Dear Sir or Madam:

        We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, of the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1, to be filed with the SEC on or about December 13, 2007 (the "Registration Statement"), of AirShares™ EU Carbon Allowances Fund (the "Fund"), a Delaware statutory trust organized on August 13, 2007.

        We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm that the tax discussion under the captions "Summary—U.S. Federal Income Tax Considerations," and "U.S. Federal Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement correctly describes the material aspects of the federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

        Our opinion represents our best legal judgment with respect to the proper federal income tax treatment of the Fund and United States individual taxpayers investing in the Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

                      Very truly yours,

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  Exhibit 8.1
[Baker Botts L.L.P. Letterhead] [Form of Tax Matters Opinion]